Exhibit 10.35

JACK HENRY & ASSOCIATES, INC.

2007 ANNUAL INCENTIVE PLAN

1     Purpose. The purpose of the Jack Henry & Associates, Inc. 2007 Annual Incentive Plan (the "Plan") is to provide an annual performance based incentive for eligible Participants who are in a position to contribute materially to the success of the Company and its Affiliates.

2     Definitions.

(a)     "Affiliate" means any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

(b)     "Award" means an award made pursuant to the Plan.

(c)     "Award Agreement" means the agreement entered into between the Company and a Participant, setting forth the terms and conditions applicable to an Award granted to the Participant.

(d)     "Award Schedule" means the schedule pursuant to which a Participant's Award is determined based on the extent that the applicable Performance Goals were achieved during the Plan Year.

(e)     "Base Salary" means a Participant's gross salary in effect on the date of the Award Schedule, as set forth in the Participant's employment agreement or at will offer letter, or if there is no employment agreement or at will offer letter between the Participant and the Company or any of its Affiliates in effect, as set forth in the books and records of the Company.

(f)     "Board" means the Board of Directors of the Company.

(g)     "Change in Control" means (i) if there is an employment agreement or at will offer letter between the Participant and the Company or any of its Affiliates in effect, "Change in Control" shall have the same definition as the definition of "Change in Control" contained in such employment agreement or at will offer letter; or (ii) if "Change in Control" is not defined in such employment agreement or at will offer letter or if there is no employment agreement or at will offer letter between the Participant and the Company or any of its Affiliates in effect, "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

(1)     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2(g); or

(2)     Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4)     Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(h)     "Code" means the Internal Revenue Code of 1986, as amended.

(i)     "Code Section 162(m) Award" means an Award intended to satisfy the requirements of Code Section 162(m) and designated as such in an Award Agreement.

(j)     "Committee" means the committee appointed by the Board as defined in Section 5 below.

(k)     "Company" means Jack Henry & Associates, Inc.

(l)     "Covered Employee" means a covered employee within the meaning of Code Section 162(m)(3).

(m)     "Effective Date" means the effective date of the Plan as defined in Section 12 below.

(n)     "Employee" means an employee of the Company or any of its Affiliates whether now existing or hereafter created or acquired.

(o)     "Exchange Act" means Securities Exchange Act of 1934, as amended.

(p)     "IRS" means Internal Revenue Service.

(q)     "Participant" means an Employee selected from time to time by the Committee to participate in the Plan.

(r)     "Performance Criteria" means the criteria (either individually or in any combination) selected by the Committee to measure a Participant's performance for a Plan Year, including, but not limited to: net sales; pretax income before allocation of corporate overhead and bonus; budget; operating income; earnings per share; net income; division, group or corporate financial goals; return on shareholders' equity; return on assets; return on average assets; return on net assets; return on investment capital; gross margin return on investment; gross margin dollars or percent; payroll as a percentage of sales; employee turnover; sales, general and administrative expense; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Company's common stock or any other publicly-traded securities of the Company, if any; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements.

(s)     "Performance Goal" means one or more levels of performance as to each Performance Criteria, as established by the Committee that will result in the Performance Percentage that is established by the Committee for each such level of performance.

(t)     "Performance Percentage" means the percentage, as set forth in an Award Schedule, that will, when multiplied by a Participant's Base Salary, determine the amount of a Participant's Award, which percentage may be up to a maximum of 300%.

(u)     "Plan Year" means the period starting from the Effective Date until June 30, 2008 for the 2008 fiscal year of the Company and, thereafter, the full fiscal year of the Company.

3     Eligibility. All present and future Employees shall be eligible to receive Awards under the Plan.

4     Awards.

(a)     Each Award shall be evidenced by an Award Agreement setting forth the Performance Goals for each Performance Criteria, the maximum bonus payable and such other terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan. Anything else in this Plan to the contrary notwithstanding, the aggregate maximum amount payable under the Plan to any Participant in any Plan Year shall be the lesser of 300% of the Participant's Base Salary or $2,000,000. In the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

(b)     The Committee shall establish the Performance Goals for the Company and the Participants, as applicable, each Plan Year. The Committee shall also determine the extent to which each applicable Performance Criteria shall be weighted in determining Awards. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Award to Award and Plan Year to Plan Year.

(c)     The Committee shall establish for each Participant the Performance Percentage payable at specified levels of performance, based on the Performance Goal for each applicable Performance Criteria and the weighting established for such criteria. All such determinations regarding the achievement of any Performance Goals shall be made by the Committee; provided, however, that the Committee may not increase during a Plan Year the amount of the Award that would otherwise be payable upon achievement of the Performance Goal or Goals.

(d)     The actual Award for a Participant shall be calculated by multiplying the Participant's Base Salary by the Performance Percentage in accordance with the Award Schedule. All calculations of actual Awards shall be approved by the Committee.

(e)     Awards shall be paid, in a lump sum cash payment, as soon as practicable during the first fiscal year that begins after the close of the Plan Year for which they are earned, but in no event later than September 15 of such fiscal year; provided, however, that no Awards shall be paid except to the extent that the Committee has certified in writing that the Performance Goals have been met. Notwithstanding the foregoing provisions of this Section 4(e), the Committee shall have the right to allow Participants to elect to defer the payment of Awards subject to such terms and conditions as the Committee may determine; provided, however, that the Participants' election to defer the payment of Awards complies with Code Section 409A and Treasury Regulations, Rulings and Notices of IRS, including, but not limited to, the requirement that the election to defer such payment is made before the first day of the taxable year during which the Participants' services are performed. In the case of performance-based compensation that is based upon a performance period of at least 12 months, an election to defer such compensation may generally be made no later than the date that is six months before the end of the performance period, provided that such compensation is not substantially certain to be paid on or before the date of such election. Notwithstanding the foregoing to the contrary, a Participant may elect to defer the receipt of an Award payable under this Plan with respect to the Plan Year in which he/she was first eligible to participate in any Company-sponsored "account balance" plan (as defined under Code Section 409A and the rulings, regulations, and IRS notices issued thereunder), including this Plan within 30 days after the date he/she became eligible, and such election will be deemed to apply to an Award paid for services performed subsequent to the election; provided, however, that the election applies only to the portion of the Award equal to the total amount of the Award for the service period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(f)     Whenever payments under the Plan are to be made, the Company and/or the Affiliate will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

(g)     Nothing contained in the Plan will be deemed in any way to limit or restrict the Company, any of its Affiliates, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

5     Administration. The Plan generally shall be administered by a committee (the "Committee"), which shall be the Compensation Committee of the Board or another committee appointed by the Board from among its members. Unless the Board determines otherwise, the Committee shall be comprised solely of not less than two members who each shall qualify as an "outside director" within the meaning of Code Section 162(m) and the regulations thereunder. The Committee shall have general authority to impose any limitation or condition upon an Award the Committee deems appropriate to achieve the objectives of the Award and the Plan and, in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

(a)     The Committee shall have the power and complete discretion to determine (i) which Employees shall receive an Award and the nature of the Award, (ii) the amount of each Award, (iii) the time or times when an Award shall be granted, (iv) whether a disability exists, (v) the terms and conditions applicable to Awards, and (vi) any additional requirements relating to Awards that the Committee deems appropriate.

(b)     The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c)     As to any Code Section 162(m) Awards, it is the intent of the Company that this Plan and any Code Section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, the applicable requirements of Code Section 162(m). If any provision of this Plan or if any Code Section 162(m) Award would otherwise conflict with the intent expressed in this Section 5(c), that provision to the extent possible shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee from receiving an Award that is not a Code Section 162(m) Award.

(d)     The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make nonuniform and selective determinations and to establish nonuniform and selective Performance Criteria, Performance Goals and the weightings thereof.

6     Change in Control. In the event of a Change in Control of the Company, in addition to any action required or authorized by the terms of an Award Agreement, the Committee may, in its sole discretion, take any of the following actions as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants: (a) accelerate time periods for purposes of vesting in, or , except in the case of deferred payments of Awards, receiving any payment with regard to, any outstanding Award; (b) make adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such Change in Control; or (c) terminate the Plan within 30 days preceding, or twelve months following, the Change in Control and distribute all deferred payments of Awards to the Participants who elected to defer such payments under the Plan. Any such action approved by the Committee shall be conclusive and binding on the Company and all Participants.

7     Nontransferability of Awards. An Award shall not be assignable or transferable by the Participant except by will or by the laws of descent and distribution.

8     Termination, Modification, Change. If not sooner terminated by the Board as provided in Section 6 above or otherwise, this Plan shall terminate at the close of business on September 15, 2012. No Awards shall be granted under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that changes the Performance Criteria, or materially increases the maximum potential benefits for Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Awards as it deems appropriate to cause Awards to meet the requirements of Code Section 162(m), and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Award previously granted to him.

9     Unfunded Plan. The Plan shall be unfunded. No provision of the Plan or any Award Agreement will require the Company or any of its Affiliates, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company or any of its Affiliates maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants will have no rights under the Plan other than as unsecured general creditors of the Company and its Affiliates, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

10     Liability of Company. Any liability of the Company or an Affiliate to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company nor an Affiliate, nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. Status as an eligible Employee shall not be construed as a commitment that any Award will be made under this Plan to such eligible Employee or to eligible Employees generally. Nothing contained in this Plan or in any Award Agreement (or in any other documents related to this Plan or to any Award or Award Agreement) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or an Affiliate or constitute any contract or limit in any way the right of the Company or an Affiliate to change such person's compensation or other benefits.

11     Interpretation. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof. The Plan, the Award Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

12     Effective Date of the Plan. The Plan shall be effective as of August 24, 2007 (the "Effective Date") and shall be submitted to the shareholders of the Company for approval. No Award shall be payable to a Covered Employee until the Plan has been approved by the shareholders.